Exhibit 99.2

STAAR Surgical Celebrates Three Million Implantable Collamer® Lenses

LAKE FOREST, CA, March 18, 2024--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of the EVO family of Implantable Collamer® Lenses (EVO ICL™) for myopia, astigmatism and presbyopia, today announced that more than three million ICLs have been sold globally.1

“We extend our sincere gratitude to the surgeons and clinicians with whom we partner and to their patients who have chosen our ICLs for their vision correction as we celebrate our three million lens milestone,” said Tom Frinzi, President and CEO of STAAR Surgical. “EVO ICL is the next logical step in refractive innovation with clear differentiators in patient outcomes and satisfaction. Our lens-based technology is ushering in the next generation of vision correction by helping to free patients from the struggle of daily contacts and eyeglasses.”

EVO ICL is an implantable lens designed to correct a wide range of vision correction needs, including myopia with and without astigmatism, through a minimally invasive procedure. The EVO ICL lens is implanted between the iris (the colored part of the eye) and the natural crystalline lens in a quick and safe 20-30 minute procedure. It’s biocompatible and does not remove corneal tissue, so it works with the natural eye, and the lens implant is removable by a surgeon, if desired. Myopia (nearsightedness) is the most common refractive visual error and is a global epidemic that is expected to impact over half the world’s population by 2050.2

1EVO ICL accounts for approximately 2.5 million of the 3 million total ICLs sold.

2 Ophthalmology 2016;123:1036-1042 © 2016 by the American Academy of Ophthalmology.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 3,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA, and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Important Safety Information for EVO ICL

The EVO Visian ICL lens is intended to correct/reduce nearsightedness between -3.0 D up to -20.0 D and treat astigmatism from 1.0 D to 4.0 D. If you have nearsightedness within these ranges, EVO Visian ICL surgery may improve your distance vision without eyeglasses or contact lenses. Because the EVO Visian ICL corrects for distance vision, it does not eliminate the need for reading glasses, you may require them at some point, even if you have never worn them before. Since implantation of the EVO Visian ICL is a surgical procedure, before considering EVO Visian ICL surgery you should have a complete eye examination and talk with your eye care professional about EVO Visian ICL surgery, especially the potential benefits, risks, and complications. You should discuss the time needed for healing after surgery. Complications, although rare, may include need for additional surgical procedures, inflammation, loss of cells from the back surface of the cornea, increase in eye pressure, and cataracts. You should NOT have EVO Visian ICL surgery if your doctor determines that 1) the shape of your eye is not appropriate, 2) you do not meet the minimum endothelial cell density for your age at the time of implantation, 3) you have moderate to severe glaucoma, 4) your vision is not stable; or 5) if you are pregnant or nursing.

For additional information with potential benefits, risks and complications please visit evoicl.com.

Investors & Media

Brian Moore

Vice President, Investor Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Source: STAAR Surgical Company